Exhibit 99.1

                     NETGATEWAY, INC. SIGNS LETTER OF INTENT
                TO BE ACQUIRED BY CATEGORY 5 TECHNOLOGIES, INC.

SALT LAKE CITY, UTAH, October 17, 2001 - Netgateway, Inc. (OTCBB: NGWY), a leading technology and training company delivering eServices, today announced it has entered into a letter of intent to be acquired by Category 5 Tecnologies, Inc. (OTCBB: CFVT). Category 5 is a leading provider of marketing tools and commerce enabling technologies for small to medium businesses. Terms of the transaction were not disclosed. The transaction is subject to the execution of definitive agreements, respective Board approvals and the approval of shareholders

"We are very excited about this proposed transaction." stated Donald Danks, Chief Executive Officer of Netgateway. "Over the past year, the management team at Netgateway has worked hard to turn the company around, to reach profitability and to look for ways to expand our business and create greater shareholder value. The management team at Category 5 has a terrific vision and the combination of our companies' products and services will better serve the small business market. Also, I believe our proprietary technology and newly expanded overseas efforts will fit well with Category 5's services and offerings. We hope to conclude the deal prior to the end of the calendar year."

"Netgateway and Category 5 are the two leaders in the industry in providing marketing tools and enabling technologies to small and medium sized businesses. Combining forces will create a marketing powerhouse with over $50 million in annual sales. The synergies of combining the two companies are compelling," said William Gibbs, Chief Executive Officer of Category 5. Mitchell Edwards, President of Category 5 commented that "the management team and significant financial, technology and marketing synergies with our company, make this acquisition a great opportunity for Category 5." The acquisition will enable Category 5 to immediately offer its products and services to businesses and financial institutions internationally.

About Netgateway

Netgateway is a leading technology and training company delivering eServices to small businesses and entrepreneurs. Netgateway provides eServices and training to over 100,000 customers annually. Netgateway enables companies of all sizes to extend their business to the Internet quickly, effectively -- with minimal investment. Netgateway develops, hosts, licenses, and supports a wide range of Internet applications. Netgateway (www.netgateway.com) is located at 754 Technology Ave., Orem, UT 84097.

About Category 5 Technologies

Category 5 Technologies is a lead in using technology to make small and medium-sized businesses more efficient in their marketing and profitable in their operations. Category 5 provides marketing tools and commerce enabling technology services to small and medium-sized businesses in the United States and internationally. From e-commerce platforms, web sites, shopping carts, merchant accounts and payment plug-ins, to communications and promotion tools, Category 5 enables both brick and mortar as well as Internet businesses to operate more efficiently and profitably, and to gain and retain new customers. Category 5 continues to seek synergistic companies, technologies and platforms for acquisition.

Safe Harbor Statement

This press release  contains  forward-looking  statements  within the meaning of
Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the proposed transaction and the timing of the completion of it. These statements reflect management's current expectations. However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks related to the negotiation and execution of a definitive merger agreement, the completion of due diligence, the ability of the two companies to integrate their operations and capitalize on the combined technologies and market opportunities, the availability of favorable tax treatment and those risks and uncertainties and other factors set forth in Netgateway's most recent annual report and other filings with the Securities and Exchange Commission. Netgateway assumes no obligation to update the forward-looking information contained in this press release.